UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2026

RTB Digital, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 University Way, Suite C
Seattle, WA 98105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (855) 201-1613

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RTB	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Erin Schaefer as Director

On October 1, 2026, the Board of Directors of RTB Digital, Inc., a Nevada corporation (the “Company”), appointed Erin Schaefer as a director of the Company. Ms. Schaefer will serve as a director until her successor is duly elected and qualified.

Ms. Schaefer began her executive career with a 14-year tenure at Google, including Managing Director of Global Operations at Youtube, Global Brand Advertising Strategy, and led Americas video advertising. Erin built the brand commercialization engine from scratch into a $10B+ global revenue business and led a major turnaround of YouTube’s Trust & Safety function, earning Google’s Great Manager Award for her leadership. As a transformative leader in digital innovation, Schaefer scaled multi-billion-dollar commercial engines, leading high-stakes organizational turnarounds, and driving global operations at the frontier of technology. Most recently, she served as Chief Operating Officer at General Catalyst ($43B+ AUM), where she directed the operating model and capital allocation.

Previously, Ms. Schaefer was General Manager and P&L owner at Niantic, overseeing the US Gaming Studio, Global Game Publishing, and the B2B Niantic Spatial Platform, leading Niantic Games to a multi-billion dollar exit. Ms. Schaefer holds a B.A. in Political Science from Stanford University and an M.B.A. from Harvard Business School. She has served on public, private company, and non-profit boards including the Hillsborough Schools Foundation where she is currently the President.

The Company believes Ms. Schaefer’s business, board, and leadership experience, together with her industry relationships, will provide the Board and the Company with valuable perspective as the Company develops and operates its enterprise media operating system.

In connection with her appointment, Ms. Schaefer will enter into the Company’s standard form of Board of Directors Agreement. Under the agreement, Ms. Schaefer will be eligible to receive an annual equity award with a grant-date fair value of $150,000, to be granted in the form of restricted stock units (“RSUs”). Because Ms. Schaefer was appointed other than at an annual meeting of shareholders, she will receive a prorated RSU award for the portion of the 2026 annual service period remaining following the full execution of her Board of Directors Agreement. The number of RSUs will be determined based on the average closing price of the Company’s common stock over the five consecutive trading days ending on the trading day immediately preceding the applicable grant date. The annual and prorated awards vest in full on December 31 of the applicable calendar year, subject to Ms. Schaefer’s continued service through the vesting date. Ms. Schaefer will also be eligible for reimbursement of reasonable, approved business expenses and may receive such additional cash compensation as may be authorized by the Compensation Committee from time to time.

There is no arrangement or understanding between Ms. Schaefer and any other person pursuant to which she was selected to serve as a director. Ms. Schaefer does not have any family relationships with any of the Company’s executive officers or directors, and does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Name of Exhibit

104*	Cover Page Interactive Data File (embedded within the inline XBRL document).

*	Filed or furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTB Digital, Inc.

By:	/s/ James Heckman
	Name:	James Heckman
	Title:	Chief Executive Officer

Dated: October 6, 2026

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